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                                                                   Exhibit 3.5

                               SECURITY AGREEMENT


                  THIS SECURITY AGREEMENT is made and entered into this 29th day of May 1997, by and between Allen J. Simon ("Purchaser") and Food Extrusion, Inc., a Nevada corporation (the "Company").


                                R E C I T A L S:

                           A. Purchaser has purchased  from the Company  666,666
shares of the Company's Common Stock (the "Shares") pursuant to a Restricted Stock Purchase Agreement of even date herewith (the "Stock Purchase Agreement").

                           B. The Company has  accepted  Purchaser's  promissory
note of even date herewith (the
"Note") in payment for the Shares.

                           C. In  consideration of the sale of the Shares and as
security for the payment of the Note, Purchaser has agreed to execute this Security Agreement.

                  NOW, THEREFORE, it is agreed as follows:

                           1. Pledge.

                                    (a) Purchaser hereby assigns,  transfers and
pledges the Shares to the Company as security for payment of the Note.

                                    (b)  Purchaser  agrees that he will  deposit
with Graham & James LLP as agent for the Company  pursuant to the  provisions of
Section 8313(a) of the Commercial Code of the State of California (the "Escrow Agent"), the certificate representing the Shares with two executed stock assignments (with date and number of shares blank), accompanied by such documents of transfer as may be necessary to authorize the Company or its transfer agent to transfer the Shares to the Company if required to do so by the provisions of this Agreement; such documents are to be held by the Escrow Agent and delivered to the Escrow Agent pursuant to the Joint Escrow Instructions of the Company and the Purchaser set forth in Appendix I and incorporated herein by this reference, which instructions shall also be delivered to the Escrow Agent

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upon execution of this Agreement.

                                    (c)  Purchaser   shall  have  the  right  to
execute all stock rights and rights to subscribe, and to receive all liquidating dividends, cash dividends, shares, new securities or other property which the Purchaser is or may hereafter become entitled to receive on account of the Shares pledged hereunder; provided, however, that in the event the Purchaser receives any such property, other than cash dividends, he will immediately deliver such property to the Company to be held as collateral in the same manner as the Shares originally pledged hereunder. As used in this Agreement, the term "Shares" refers to all the Shares assigned, transferred, and pledged hereunder, and all other property received in respect thereof, other than cash dividends.

                                    (d) Purchaser,  at his option,  may transfer
to the Company upon execution of this Agreement (or as soon thereafter as practicable), collateral other than the Shares ("Substitute Collateral"), which shall be acceptable in form to the Company and adequate to secure part or all of Purchaser's obligations under the Note, in lieu of part or all of the Shares, and shall thereupon be entitled to retain, free from the pledge hereunder but subject to the provisions of the Stock Purchase Agreement, an amount of Shares having a fair market value equivalent, in the judgment of the Company's Board of Directors, to the value of the Substitute Collateral, taking into account fluctuations in the value of the Substitute Collateral over the term of the Note and the Company's need to have the Note fully secured. Purchaser must maintain the Substitute Collateral at a value equal to the aggregate purchase price of the Shares for which it serves as substitute Collateral. The Company shall have sole discretion to determine the value of Substitute Collateral at all times. Purchaser shall pledge such additional Substitute Collateral as the Company deems necessary to adequately secure the Note promptly upon receipt of a written demand to do so by the Company. All Substitute Collateral and additions thereto shall be deemed transferred to the Company at the time the original collateral (for which it serves as substitute) was transferred to the Company. Purchaser agrees to take all actions, execute all instruments, agreements and notices and do all other things necessary for the Company to perfect its security interest in the Substitute Collateral and all additions thereto whenever requested by the Company.

                                    (e) In the event the  Company is involved in
a merger reorganization, exchange reorganization, sale-of-assets reorganization or other event requiring the transfer of a part or all of the Shares, Purchaser

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shall,  within ten days  after  demand by the  Company,  execute  any  documents necessary to insure the continued secured status of the Note by the Shares, any securities or property issued in respect thereto and the Substitute Collateral.

                                    (f) As  used  in this  Agreement,  the  term
"Collateral" refers to the Shares and/or the Substitute Collateral.

                           2. Rights in the Collateral.

                           Unless and until the  ownership of the  Collateral is
transferred to the Company pursuant to the provisions hereof, the Company shall collect and receive all property, other than cash dividends distributed in respect of the Shares and other than rents or interest payable with respect to the Substitute Collateral. The Company shall hold the same as Collateral under this Agreement. Purchaser shall retain all incidents of ownership in the Collateral not specifically limited herein and not in derogation of the Company's security interest in the Collateral, including the right to vote the Shares or other stock held as Collateral, the right to lease any real property used as Substitute Collateral, subject to the terms of this Agreement, the right to receive all notices sent with respect to the Collateral, and the right to grant subordinate secured interests in the Collateral with the Company's prior written consent, which may be withheld for any reason.

                           3. Taxes, Charges and Expenses.

                                    (a)  Purchaser   agrees  to  pay,  prior  to
delinquency, all taxes, charges, liens and assessments against the Collateral. In the event Purchaser fails to make any such payment, the Company may at its option pay any such charges and shall be the sole judge of the legality or validity thereof and the amount necessary to discharge the same.

                                    (b)  Purchaser  will  defend the  Collateral
against any and all claims and demands of all persons at any time claiming an interest therein.

                                    (c)   All    advances,    charges,    taxes,
assessments, costs and expenses, including reasonable attorneys' fees, incurred or paid by the Company in exercising any right, power or remedy conferred by this Agreement, or any enforcement thereof, or to preserve the value of the Collateral, shall become a part of the indebtedness secured hereunder and shall

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be paid to the Company by Purchaser immediately upon demand.

                           4. Margin Requirements.

                           In the event the Company is  classified as a "lender"
within the meaning of the regulations under Part 207 of Title 12 of the Code of Federal Regulations ("Regulation G") and becomes subject to compliance with the lending requirements of Regulation G, Purchaser agrees to cooperate with the Company in making any amendments to the Note or providing any additional collateral as may be necessary to comply with such regulations.

                           5. Default.

                           The  occurrence  of any of the  following  shall be a
default under this Agreement:

                                    (a) Purchaser fails to make payment when due
of any part or installment of principal or interest, and such default is not cured within ten (10) days of the Company's giving notice of such default to Purchaser;

                                    (b)  Purchaser  becomes  insolvent  in  that
either a petition is filed by or against Purchaser under any bankruptcy law, or he is unable to pay his debts as they fall due, or he makes a general assignment for the benefit of his creditors or takes any other action to take advantage of any insolvency laws;

                                    (c)  Purchaser  fails to perform  any of his
obligations  or to  comply  with  any of the  terms  under  the  Stock  Purchase
Agreement;

                                    (d)  Purchaser  fails to perform  any of his
obligations under the Note; or

                                    (e)  Purchaser is in default  under or fails
to comply with the provisions of any agreement, instrument, decree, judgment, order, obligation, covenant, bond, lien, encumbrance, security interest, article of incorporation or bylaw pertaining to the Collateral or affecting Purchaser's or the Company's rights in the Collateral.


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                           6. Remedies of Company.

                                    (a)  Should  any  default,  as  provided  in
paragraph 5 above, continue for a period of five (5) days or more and is not cured within ten (10) days of the Company's giving notice of such default to the Purchaser, the Note shall become immediately due and payable at the option of the Company, the Company shall have the right to take possession and proceed against the Collateral in accordance with this Agreement or the Stock Purchase Agreement, and the Company shall have all the rights and remedies provided by law, particularly the provisions of the Commercial Code of the State of California -- Investment Securities and -- Secured Transactions.

                                    (b)  Purchaser  waives  the  benefit  of any
statute of limitations affecting his liability under this Agreement, the Stock Purchase Agreement or the Note, or the enforcement thereof, and agrees that any payment of any indebtedness or other act which shall toll any statute of limitations applicable thereto shall similarly operate to toll such statute of limitations applicable to this Agreement, the Stock Purchase Agreement or the Note. Purchaser waives all presentments, demands for performance, notices of non-performance, protests, notices of protest, notices of dishonor and notices of acceptance of this Agreement or the Note, with respect to any default and liability under this Agreement and the Note.

                                    (c) Should the Company  proceed  against all
or any part of the Collateral, it may proceed to do so by sale, public or private, and in the market or in private or negotiated sale or sales, and subject to such terms and conditions, all as the Company in its sole discretion deems proper; provided, however, that should the Company purchase all or part of the Collateral at a private sale, it is expressly agreed by Purchaser that fair market value of the Collateral may be established by the Company using the most recent sales price for shares of its similarly restricted stock or the initial purchase price of the Collateral, whichever is greater. It is agreed and understood that sale of the Shares under investment letter is a commercially reasonable disposition. The aggregate proceeds of such sale or sales shall be applied by the Company as follows:

                                         (i) The Company  shall first pay itself
all reasonable costs and expenses of preparing for and conducting such sale or sales, including without limitation its legal expenses and fees incurred;


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                                         (ii)  The  unpaid  balance  of the Note
plus ten percent (10%) per annum simple interest on such balance for the period between default on the Note and the date the Company consummates the sale, shall be paid to the Company;

                                         (iii)  Any  further  balance  shall  be
applied to other indebtedness, if any, then owing from Purchaser to the Company; and

                                         (iv)  The  remaining  balance,  if any,
after application of items (i), (ii) and (iii) above shall be paid and set over to Purchaser.

                           7. Release of Collateral.

                           The Company  shall release the  Collateral  from this
pledge upon the payment by the Purchaser to Company of the full amount owing under the Note as therein provided.

                           8. Non-Waiver.

                           The rights,  powers and remedies given to the Company
by this Agreement will be in addition to all rights, powers and remedies given the Company by virtue of any statute or rule or law. The Company shall have the right to enforce one or more of such remedies, successively or concurrently, and any action to enforce the same shall not bar the Company from pursuing any further remedy which it may have hereunder, under the Stock Purchase Agreement, under the Note, or otherwise as provided by law, provided, however, that such right shall not include the right on the part of the Company to commence an action against Purchaser or his spouse for a judgment in the amount of all sums due and collectible under this Agreement and the Note. Any forbearance, failure or delay by the Company in the exercise of any right, power or remedy hereunder, or under the Note, or under the Stock Purchase Agreement shall not be deemed to be a waiver of such right, power or remedy and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. Every right, power and remedy of the Company shall continue in full force and effect until the same is specifically waived by an instrument in writing executed by the Company.

                           9. Binding Effect.
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                           The rights and remedies of this Agreement shall inure
to the benefit of, and be binding upon, the heirs, successors and assigns of the parties. Purchaser agrees that the Company can assign its security interest hereunder and all its rights, including its rights to receive payment, under the Stock Purchase Agreement and the Note to any natural person or entity. In the event of such assignment, Purchaser agrees that he will not assert against the assignee any claim or defense which he may have against the Company if the assignee takes such assignment for value, in good faith and without notice of such claim or defense.

                  IN WITNESS WHEREOF, this Agreement has been executed at El Dorado Hills, California on the date first above written.


FOOD EXTRUSION, INC.                              PURCHASER (Debtor):
(Secured Party):


By:  /s/ Daniel McPeak                            /s/ Allen J. Simon
   -------------------                            ------------------
Title: Chairman of the Board                      Allen J. Simon



                                CONSENT OF SPOUSE

         I, /s/ Kay Simon , spouse of the Purchaser who executed the foregoing Agreement, hereby agree that my spouse's interest in the shares of stock subject to said Agreement shall be irrevocably bound by the Agreement's terms. I further agree that my community property interest in such shares, if any, shall similarly be bound by said Agreement and that such consent is binding upon by executors, administrators, heirs and assigns. I agree to execute and deliver such documents as may be necessary to carry out the intent of said Agreement and this consent.

Dated:  June 28              , 1997
       ----------------------    --

                                                                   /s/ Kay Simon
                                                                   -------------